Exhibit 99.15

Ferrellgas, Inc. and
Subsidiaries

Consolidated Financial Statements and

Report of Independent Registered Public

Accounting Firm

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	2

Consolidated Balance Sheets - July 31, 2009 and 2008	3

Consolidated Statements of Earnings
- Years ended July 31, 2009, 2008 and 2007	4

Consolidated Statements of Stockholder’s Equity (Deficiency)
- Years ended July 31, 2009, 2008 and 2007	5

Consolidated Statements of Cash Flows
- Years ended July 31, 2009, 2008 and 2007	7

Notes to Consolidated Financial Statements	8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of
Ferrellgas, Inc. and Subsidiaries
Overland Park, Kansas

We have audited the accompanying consolidated balance sheets of Ferrellgas, Inc. and subsidiaries (the “Company”) as of July 31, 2009 and 2008, and the related consolidated statements of earnings, stockholder’s equity (deficiency), and cash flows for each of the three years in the period ended July 31, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Ferrellgas, Inc. and subsidiaries as of July 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri
November 6, 2009

FERRELLGAS, INC. AND SUBSIDIARIES

(a wholly-owned subsidiary of Ferrell Companies, Inc.)

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	July 31,
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$8,051	$17,495
Accounts and notes receivable (net of allowance for doubtful accounts of $4,294 and $5,977 at 2009 and 2008, respectively)	106,910	145,081
Inventories	129,808	152,301
Price risk management assets	3,391	26,086
Prepaid expenses and other current assets	11,649	10,933
Total current assets	259,809	351,896

Property, plant and equipment, net	710,182	731,179
Goodwill	483,147	483,147
Intangible assets, net	212,037	225,273
Other assets, net	18,651	18,687
Total assets	$1,683,826	$1,810,182

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIENCY)

Current liabilities:
Accounts payable	$49,337	$71,348
Short-term borrowings	66,159	125,729
Other current liabilities	108,939	107,851
Total current liabilities	224,435	304,928

Long-term debt	1,010,073	1,034,719
Deferred income taxes	2,718	5,903
Other liabilities	17,477	18,651
Contingencies and commitments (Note L)	—	—
Minority interest	384,480	358,706
Parent investment in subsidiary	130,952	152,006

Stockholder’s equity (deficiency):
Common stock, $1 par value; 10,000 shares authorized; 990 shares issued	1	1
Additional paid-in-capital	22,422	20,714
Note receivable from parent	(144,909)	(144,926)
Retained earnings	37,371	40,938
Accumulated other comprehensive income (loss)	(1,194)	18,542
Total stockholder’s equity (deficiency)	(86,309)	(64,731)
Total liabilities and stockholder’s equity (deficiency)	$1,683,826	$1,810,182

See notes to consolidated financial statements.

FERRELLGAS, INC. AND SUBSIDIARIES

(a wholly-owned subsidiary of Ferrell Companies, Inc.)

CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands)

	For the year ended July 31,
	2009	2008	2007
Revenues:
Propane and other gas liquids sales	$1,829,653	$2,055,281	$1,757,423
Other	239,869	235,408	235,017
Total revenues	2,069,522	2,290,689	1,992,440

Cost and expenses:
Cost of product sold - propane and other gas liquids sales	1,207,368	1,491,918	1,147,169
Cost of product sold - other	152,853	136,478	157,223
Operating expense	400,744	372,098	380,854
Depreciation and amortization expense	84,701	87,736	89,596
General and administrative expense	41,382	45,612	44,870
Equipment lease expense	18,406	24,478	26,142
Employee stock ownership plan compensation charge	6,755	12,413	11,225
Loss on disposal of assets and other	13,042	11,250	10,822

Operating income	144,271	108,706	124,539

Interest expense	(89,519)	(86,712)	(87,956)
Other income (expense), net	(1,312)	1,062	3,173

Earnings before income taxes, minority interest and parent investment in subsidiary	53,440	23,056	39,756

Income tax expense	2,069	165	6,472
Minority interest	41,407	25,991	31,374
Parent investment in subsidiary	10,613	(1,545)	3,070

Net loss	$(649)	$(1,555)	$(1,160)

See notes to consolidated financial statements.

FERRELLGAS, INC. AND SUBSIDIARIES

(a wholly-owned subsidiary of Ferrell Companies, Inc.)

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY (DEFICIENCY)

(in thousands, except share data)

						Accumulated other			Total
				Note		comprehensive income (loss)			stock-
	Number of		Additional	receivable			Currency		holder’s
	common	Common	paid-in	from	Retained	Risk	translation	Pension	equity
	shares	stock	capital	parent	earnings	management	adjustment	liability	(deficiency)
July 31, 2006	990	$1	$19,207	$(145,601)	$49,269	$2,126	$21	$(767)	$(75,744)

Distributions to parent	—	—	—	—	(2,806)	—	—	—	(2,806)

Decrease in loan to parent	—	—	—	370	—	—	—	—	370

Contribution in connection with ESOP and stock-based compensation charges	—	—	242	—	—	—	—	—	242

Contribution in connection with equity offerings of subsidiary	—	—	895	—	—	—	—	—	895

Contribution in connection with acquisitions	—	—	54	—	—	—	—	—	54

Contribution related to exercise of options of subsidiary	—	—	11	—	—	—	—	—	11

Other cash contributions from parent	—	—	20	—	—	—	—	—	20

Comprehensive income:
Net loss	—	—	—	—	(1,160)	—	—	—	(1,160)
Other comprehensive income (loss):
Net earnings on risk management derivatives	—	—	—	—	—	5,055	—	—
Reclassification of derivatives to earnings	—	—	—	—	—	(2,126)	—	—
Foreign currency translation adjustments	—	—	—	—	—	—	14	—
Tax effect on foreign currency translation adjustments	—	—	—	—	—	—	(5)	—
Pension liability adjustment	—	—	—	—	—	—	—	418	3,356
Comprehensive income									2,196
July 31, 2007	990	1	20,429	(145,231)	45,303	5,055	30	(349)	(74,762)

Distributions to parent	—	—	—	—	(2,810)	—	—	—	(2,810)

Decrease in loan to parent	—	—	—	305	—	—	—	—	305

Contribution in connection with ESOP and stock-based compensation charges	—	—	284	—	—	—	—	—	284

Contribution related to exercise of options of subsidiary	—	—	1	—	—	—	—	—	1

Comprehensive income:
Net loss	—	—	—	—	(1,555)	—	—	—	(1,555)
Other comprehensive income (loss):
Net earnings on risk management derivatives	—	—	—	—	—	18,749	—	—
Reclassification of derivatives to earnings	—	—	—	—	—	(5,055)	—	—
Foreign currency translation adjustments	—	—	—	—	—	—	(10)	—
Tax effect on foreign currency translation adjustments	—	—	—	—	—	—	6	—
Pension liability adjustment	—	—	—	—	—	—	—	116	13,806
Comprehensive income									12,251

July 31, 2008	990	$1	$20,714	$(144,926)	$40,938	$18,749	$26	$(233)	$(64,731)

(continued on next page)

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FERRELLGAS, INC. AND SUBSIDIARIES

(a wholly-owned subsidiary of Ferrell Companies, Inc.)

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY (DEFICIENCY)

(in thousands, except share data)

						Accumulated other			Total
				Note		comprehensive income (loss)			stock-
	Number of		Additional	receivable			Currency		holder’s
	common	Common	paid-in	from	Retained	Risk	translation	Pension	equity
	shares	stock	capital	parent	earnings	management	adjustment	liability	(deficiency)
July 31, 2008	990	$1	$20,714	$(144,926)	$40,938	$18,749	$26	$(233)	$(64,731)

Distributions to parent	—	—	—	—	(2,918)	—	—	—	(2,918)

Decrease in loan to parent	—	—	—	17	—	—	—	—	17

Contribution in connection with ESOP and stock-based compensation charges	—	—	182	—	—	—	—	—	182

Contribution in connection with equity offerings of subsidiary	—	—	1,415	—	—	—	—	—	1,415

Contribution in connection with acquisitions	—	—	111	—	—	—	—	—	111

Comprehensive income:
Net loss	—	—	—	—	(649)	—	—	—	(649)
Other comprehensive income (loss):
Net loss on risk management derivatives	—	—	—	—	—	(186,449)	—	—
Reclassification of derivatives to earnings	—	—	—	—	—	166,711	—	—
Foreign currency translation adjustments	—	—	—	—	—	—	(7)	—
Tax effect on foreign currency translation adjustments	—	—	—	—	—	—	3	—
Pension liability adjustment	—	—	—	—	—	—	—	6	(19,736)
Comprehensive income									(20,385)

July 31, 2009	990	$1	$22,422	$(144,909)	$37,371	$(989)	$22	$(227)	$(86,309)

See notes to consolidated financial statements.

FERRELLGAS, INC. AND SUBSIDIARIES

(a wholly-owned subsidiary of Ferrell Companies, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the year ended July 31,
	2009	2008	2007

Cash flows from operating activities:
Net loss	$(649)	$(1,555)	$(1,160)
Reconciliation of net loss to net cash provided by operating activities:
Depreciation and amortization expense	84,701	87,736	89,596
Employee stock ownership plan compensation charge	6,755	12,413	11,225
Stock-based compensation charge	2,312	1,816	889
Loss on disposal of assets	5,009	4,820	4,232
Loss on transfer of accounts receivable related to the accounts receivable securitization	12,124	10,548	10,384
Minority interest	41,407	25,991	31,374
Parent investment in subsidiary	10,613	(1,545)	3,070
Deferred income tax expense (benefit)	(32)	(1,813)	2,783
Other	4,719	6,402	4,719
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts and notes receivable, net of securitization	65,466	(48,606)	1,105
Inventories	22,493	(40,920)	40,984
Prepaid expenses and other current assets	(120)	752	1,527
Accounts payable	(21,054)	8,523	(21,295)
Accrued interest expense	(156)	(3,572)	(1,353)
Other current liabilities	5,229	(2,294)	(26,426)
Other liabilities	(1,046)	151	819
Accounts receivable securitization:
Proceeds from new accounts receivable securitizations	109,000	103,000	100,000
Proceeds from collections reinvested in revolving period accounts receivable securitizations	1,231,336	1,365,655	1,156,214
Remittances of amounts collected as servicer of accounts receivable securitizations	(1,376,336)	(1,456,655)	(1,265,214)
Net cash provided by operating activities	201,771	70,847	143,473

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(2,701)	(191)	(31,688)
Capital expenditures - other	(54,085)	(43,823)	(46,667)
Proceeds from sale of assets	8,199	10,874	9,830
Other	(4,643)	(2,991)	(6,540)
Net cash used in investing activities	(53,230)	(36,131)	(75,065)

Cash flows from financing activities:
Distributions paid to parent by subsidiary-common unitholders	(40,552)	(40,552)	(40,552)
Distributions paid to minority interest by subsidiary-common unitholders	(90,601)	(85,263)	(85,146)
Distributions paid to parent	(2,918)	(2,810)	(2,806)
Issuance of common units of subsidiary	69,447	—	44,319
Proceeds from increase in long-term debt	208,259	115,249	74,568
Reductions in long-term debt	(239,555)	(92,985)	(60,942)
Net additions in loan to parent	—	—	149
Net additions to (reductions in) short-term borrowings	(59,570)	67,950	5,132
Proceeds from exercise of options of subsidiary	—	76	1,025
Cash paid for financing costs	(3,903)	(383)	(367)
Cash contributed by parent - other	1,415	67	470
Net cash used in financing activities	(157,978)	(38,651)	(64,150)

Effect of exchange rate changes on cash	(7)	(10)	14
Increase (decrease) in cash and cash equivalents	(9,444)	(3,945)	4,272
Cash and cash equivalents - beginning of period	17,495	21,440	17,168
Cash and cash equivalents - end of period	$8,051	$17,495	$21,440

See notes to consolidated financial statements.

FERRELLGAS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, unless otherwise designated)

A.  Partnership organization and formation

The accompanying consolidated financial statements and related notes present the consolidated financial position, results of operations and cash flows of Ferrellgas, Inc. (the “Company”), its subsidiaries, which include its general partnership interest in both Ferrellgas Partners, L.P. (“Ferrellgas Partners”) and Ferrellgas, L.P. (the “operating partnership”). The Company is a wholly-owned subsidiary of Ferrell Companies, Inc., (“Ferrell” or “Parent”).

Ferrellgas Partners was formed on April 19, 1994, and is a publicly traded limited partnership, owning an approximate 99% limited partner interest in the operating partnership. Ferrellgas Partners and the operating partnership, collectively referred to as (“Ferrellgas”), are both Delaware limited partnerships and are governed by their respective partnership agreements. Ferrellgas Partners was formed to acquire and hold a limited partner interest in the operating partnership. The operating partnership was formed to acquire, own and operate the propane business and assets of the Company. The Company has retained a 1% general partner interest in Ferrellgas Partners and also holds an approximate 1% general partner interest in the operating partnership, representing an effective 2% general partner interest in Ferrellgas on a combined basis. As general partner, it performs all management functions required by Ferrellgas.

Concurrent with the closing of the Ferrellgas Partners initial public offering in 1994, the Company contributed all of its propane business and assets to Ferrellgas Partners in exchange for 17,593,721 common units and Incentive Distribution Rights as well as an effective 2% general partner interest in Ferrellgas Partners and the operating partnership on a combined basis.

In July 1998, the Company transferred its entire limited partnership ownership of Ferrellgas Partners to Ferrell. In July 1998, 100% of the outstanding common stock of Ferrell was purchased primarily from Mr. James E. Ferrell (“Mr. Ferrell”) and his family by a newly created leveraged employee stock ownership trust (“ESOT”) established pursuant to the Ferrell Companies Employee Stock Ownership Plan (“ESOP”). The purpose of the ESOP is to provide employees of the Company an opportunity for ownership in Ferrell and indirectly in Ferrellgas. As contributions are made by Ferrell to the ESOT in the future, shares of Ferrell are allocated to the employees’ ESOP accounts.

On December 17, 1999, Ferrellgas Partners’ partnership agreement was amended to allow for the issuance of a newly created senior unit. As amended, the senior units were to be paid quarterly distributions in cash equivalent to 10% per annum of their liquidation value, or $4 per senior unit. Additionally, the holder of the senior units could convert any outstanding senior units into common units beginning on the earlier of June 29, 2005 or upon the occurrence of a “material event” as such term is defined by Ferrellgas Partners’ partnership agreement. On June 30, 2005, the senior units, owned by JEF Capital Management, Inc. (“JEF Capital”), were converted to common units. JEF Capital is beneficially owned by Mr. Ferrell.

On June 5, 2000, Ferrellgas Partners’ partnership agreement was amended to allow the Company to have an option to maintain its effective 2% general partner interest concurrent with the issuance of other additional equity. Prior to this amendment, the Company was required to make capital contributions to maintain its effective 2% general partner interest concurrent with the issuance of any additional equity. Also as part of this amendment, the Company’s interest in Ferrellgas Partner’s common units became represented by newly created general partner units.

On March 7, 2005, Ferrellgas Partners amended its partnership agreement to extend an existing agreement with Ferrell concerning the distribution priority on common units owned by public investors over those owned by Ferrell. This provision was extended to April 30, 2010 and allows Ferrellgas Partners to defer distributions on the common units held by Ferrell up to an aggregate outstanding amount of $36.0 million. There have been no deferrals to date.

B.  Summary of significant accounting policies

(1)               Nature of operations:  The Company acts as the general partner of both Ferrellgas Partners and the operating partnership and thereby manages and operates the activities of Ferrellgas Partners and the operating partnership. The Company owns a 100% equity interest in Ferrellgas Acquisitions Company, LLC (“Ferrellgas Acquisitions Company”), whose only purpose is to acquire the tax liabilities of acquirees of Ferrellgas.

The operating partnership is engaged primarily in the distribution of propane and related equipment and supplies in the United States. The propane distribution market is seasonal because propane is used primarily for heating in residential and commercial buildings. The operating partnership serves approximately one million residential, industrial/commercial, portable tank exchange, agricultural, wholesale and other customers in all 50 states, the District of Columbia, and Puerto Rico.

(2)               Accounting estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates. Significant estimates impacting the consolidated financial statements include accruals that have been established for contingent liabilities, pending claims and legal actions arising in the normal course of business, useful lives of property, plant and equipment assets, residual values of tanks, capitalization of customer tank installation costs, amortization methods of intangible assets, valuation methods used to value sales returns and allowances, allowance for doubtful accounts, financial derivative contracts and stock and unit-based compensation calculations.

(3)               Principles of consolidation: The accompanying consolidated financial statements include the Company’s accounts and those of its wholly-owned subsidiary, Ferrellgas Acquisitions Company, Ferrellgas Partners and the operating partnership, after elimination of all material intercompany accounts and transactions. The accounts of Ferrellgas Partners and the operating partnership are included based on the determination that the Company possesses a controlling financial interest through its ability to exert control over Ferrellgas Partners and the operating partnership and that their balances are consolidated with the Company.

Minority interest includes limited partner interests in Ferrellgas Partners’ common units held by the public. See Note J – Minority interest – for related discussion about the activity in minority interest. Minority interest expense includes allocations of income (loss) and distributions in excess of its basis, if any. Parent investment in subsidiary in the consolidated statements of earnings includes allocations of income (loss) associated with the common units held by Ferrell. The limited partner interest owned by Ferrell is reflected as “Parent investment in subsidiary” in the consolidated balance sheets.

(4)               Cash and cash equivalents and non-cash activities: For purposes of the consolidated statements of cash flows, the Company considers cash equivalents to include all highly liquid debt instruments purchased with an original maturity of three months or less. Significant non-cash activities are presented below:

	For the year ended July 31,
	2009	2008	2007
CASH PAID FOR:
Interest	$83,107	$88,380	$87,035
Income taxes	$1,527	$3,884	$3,862
NON-CASH INVESTING ACTIVITIES:
Issuance of common units of subsidiary in connection with acquisitions	$5,465	$—	$2,751
Issuance of liabilities in connection with acquisitions	$1,673	$—	$2,426
Property, plant and equipment additions	$973	$1,970	$1,187

(5)     Accounts receivable securitization: The Company has agreements to transfer, on an ongoing basis, a portion of its trade accounts receivable through Ferrellgas Receivables, an accounts receivable securitization facility that is a wholly-owned unconsolidated special purpose entity. The operating partnership retains servicing responsibilities as well as a retained interest in the transferred receivables. The operating partnership also holds a note receivable from Ferrellgas Receivables to the extent that expected cash proceeds from the sales of accounts receivable to Ferrellgas Receivables have not been received. The operating partnership has no other continuing involvement with the transferred receivables, other than servicing the receivables. The related receivables are transferred from the consolidated balance sheets and a retained interest and note receivable are recorded for the amount of receivables sold in excess of cash received and a related loss on the transfer is recorded, which represents the discount on the sale. The retained interest and note receivable are included in “Accounts and notes receivable, net” in the consolidated balance sheets.

The Company determines the fair value of its retained interest and note receivable based on the present value of future expected cash flows using management’s best estimates of various factors, including credit loss experience and discount rates commensurate with the risks involved. These assumptions are updated periodically based on actual results; therefore, the estimated credit loss and discount rates utilized are materially consistent with historical performance. Due to the short-term nature of the Company’s trade receivables, variations in the credit and discount assumptions would not significantly impact the fair value of the retained interests and note receivable. Costs associated with the sale of receivables are included in “Loss on disposal of assets and other” in the consolidated statements of earnings. See Note E – Accounts and notes receivable, net and accounts receivable securitization – for further discussion of these transactions.

(6)               Inventories: Inventories are stated at the lower of cost or market using weighted average cost and actual cost methods.

(7)               Property, plant and equipment:  Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance and routine repairs are expensed as incurred. The Company capitalizes computer software, equipment replacement and betterment expenditures that upgrade, replace or completely rebuild major mechanical components and extend the original useful life of the equipment. Depreciation is calculated using the straight-line method based on the estimated useful lives of the assets ranging from two to 30 years. The Company, using its best estimates based on reasonable and supportable assumptions and projections, reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of its assets might not be recoverable. See Note D – Supplemental financial statement information – for further discussion of property, plant and equipment.

(8)               Goodwill: The Company records goodwill as the excess of the cost of acquisitions over the fair value of the related net assets at the date of acquisition. Goodwill is tested for impairment annually on January 31, or more frequently if circumstances dictate, and if impaired, written off against earnings at that time. The Company has not recognized any impairment losses as a result of these tests. For purposes of the Company’s goodwill impairment test, the Company has determined that it has one reporting unit. The Company assesses the carrying value of goodwill at its reporting unit based on an estimate of the fair value of the reporting unit. Fair value of the reporting unit is estimated using a market value approach taking into consideration the quoted market price of Ferrellgas Partners’ common units.

(9)               Intangible assets: Intangible assets with finite useful lives, consisting primarily of customer lists, non-compete agreements and patented technology, are stated at cost, net of accumulated amortization calculated using the straight-line method over periods ranging from two to 15 years. Trade names and trademarks have indefinite lives, are not amortized, and are stated at cost. The Company tests finite-lived intangible assets for impairment when events or changes in circumstances indicate that the carrying amount of these assets might not be recoverable. The Company tests indefinite-lived intangible assets for impairment annually on January 31 or more frequently if circumstances dictate. The Company has not recognized impairment losses as a result of these tests. When necessary, intangible assets’ useful lives are revised and the impact on amortization reflected on a prospective basis. See Note F – Goodwill and intangible assets, net – for further discussion of intangible assets.

(10)        Derivatives and hedging activities: The Company’s overall objective for entering into derivative contracts, including commodity options and swaps, is to hedge a portion of its exposure to market fluctuations in propane prices. These financial instruments are formally designated and documented as a hedge of a specific underlying exposure, as well as the risk management objectives and strategies for undertaking the hedge transaction. Because of the high degree of correlation between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the derivative instrument are generally offset by changes in the anticipated cash flows of the underlying exposure being hedged. The fair value of these derivatives fluctuates over the length of the contracts. These fair value amounts should not be viewed in isolation, but rather in relation to the anticipated cash flows of the underlying hedged transaction and the overall reduction in the Company’s risk relating to adverse fluctuations in propane prices. The Company formally assesses, both at inception and at least quarterly thereafter, whether the financial instruments that are used in hedging transactions are effective at offsetting changes in the anticipated cash flows of the related underlying exposures. Any ineffective portion of a financial instrument’s change in fair value is recognized in “Cost of product sold - propane and other gas liquids sales” in the consolidated statements of earnings. The Company also enters into derivative contracts that qualify for the normal purchases and normal sales exception under Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended. Financial instruments formally designated and documented as a hedge of a specific underlying exposure are recorded gross at fair value as either “Price risk management assets” or “Other current liabilities” on the consolidated balance sheets with changes in fair value reported in other comprehensive income.

(11)   Revenue recognition: Revenues from the distribution of propane and other gas liquids, including revenues from customer deposits and advances, are recognized by the Company at the time product is delivered to its customers. Other revenues, which include revenue from the sale of propane appliances and equipment is recognized at the time of delivery or installation. Revenues from repairs and maintenance are recognized upon completion of the service. The Company recognizes shipping and handling revenues and expenses for sales of propane, appliances and equipment at the time of delivery or installation. Shipping and handling revenues are included in the price of propane charged to customers, and are classified as revenue. Revenues from annually billed, non-refundable tank rentals are recognized on a straight-line basis over one year. Cooperative advertising program costs are recorded as a reduction to revenue.

(12)  Shipping and handling expenses: Shipping and handling expenses related to delivery personnel, vehicle repair and maintenance and general liability expenses are classified within “Operating expense” in the consolidated statements of earnings. Depreciation expenses on delivery vehicles the Company owns are classified within “Depreciation and amortization expense.” Delivery vehicles and distribution technology leased by the Company are classified within “Equipment lease expense.” See Note D — Supplemental financial statement information — for the financial statement presentation of shipping and handling expenses.

(13)   Cost of product sold: “Cost of product sold — propane and other gas liquids sales” includes all costs to acquire propane and other gas liquids, the costs of storing and transporting inventory prior to delivery to the Company’s customers, the results from risk management activities to hedge related price risk and the costs related to the refurbishment of the Company’s portable propane tanks. “Cost of product sold — other” primarily includes costs related to the sale of propane appliances and equipment.

(14)   Operating expenses: “Operating expense” primarily includes the personnel, vehicle, delivery, handling, plant, office, selling, marketing, credit and collections and other expenses related to the retail distribution of propane and related equipment and supplies.

(15)   General and administrative expenses: “General and administrative expense” primarily includes personnel and incentive expense related to executives and employees and other overhead expense related to centralized corporate functions.

(16)   Unit and stock-based compensation:

Ferrellgas Unit Option Plan (“UOP”)

The UOP is Ferrellgas Partners unit-compensation plan and is authorized to issue options covering up to 1.35 million common units to employees of the Company or its affiliates. The Compensation Committee of the Board of Directors of the Company administers the UOP, authorizes grants of unit options thereunder and sets the unit option price and vesting terms of unit options in accordance with the terms of the UOP. No single officer or director of the Company may acquire more than 314,895 common units under the UOP. In general, the options currently outstanding under the UOP vest over a five-year period, and expire on the tenth anniversary of the date of the grant. The fair value of each option award is estimated on the date of grant using a binomial option valuation model. Expected volatility is based on the historical volatility of Ferrellgas Partners’ publicly-traded common units. Historical information is used to estimate option exercise and employee termination behavior. Due to the limited number of employees eligible to participate in the UOP, there is only one group of employees. The expected term of options granted is derived from historical exercise patterns and represents the period of time that options are expected to be outstanding. The risk free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. During the year ended July 31, 2009, the portion of the total non-cash compensation charge relating to the UOP was $15 thousand and related to fiscal 2009 grants of unit options to acquire 0.3 million common units. During the years ended July 31, 2008 and 2007, no compensation charge relating to the UOP was recognized as all options outstanding at that time were fully vested.

Ferrell Companies, Inc. Incentive Compensation Plan (“ICP”)

The ICP is not a Ferrellgas stock-compensation plan; however, in accordance with Ferrellgas’ partnership agreements, all employee-related costs incurred by Ferrell are allocated to Ferrellgas and therefore recognized in the Company’s consolidated statements of earnings. As a result, the Company incurs a non-cash compensation charge from Ferrell. During the years ended July 31, 2009, 2008 and 2007, the portion of the total non-cash compensation charge relating to the ICP was $2.3 million, $1.8 million and $0.9 million, respectively.

Ferrell is authorized to issue options covering up to 6.25 million shares of Ferrell common stock under the ICP. The ICP was established by Ferrell to allow upper middle and senior level managers of the Company to participate in the equity growth of Ferrell. The shares underlying the stock options are common shares of Ferrell. The ICP stock options vest ratably over periods ranging from zero to 12 years or 100% upon a change of control of Ferrell, or upon the death, disability or retirement at the age of 65 of the participant. Vested options are exercisable in increments based on the timing of the retirement of Ferrell’s debt, but in no event later than 20 years from the date of issuance. The fair value of each option award is estimated on the date of grant using a binomial option valuation model.

(17)   Income taxes: The Company is treated as a Subchapter S corporation for Federal income tax purposes and is liable for income tax in states that do not recognize Subchapter S status. The Company also indirectly owns five subsidiaries that are taxable corporations, each of which file separate income tax returns. Income taxes were computed as though each company filed its own tax return in accordance with the Company’s tax sharing agreement. Deferred income taxes are provided as a result of temporary differences between financial and tax reporting, as described in Note I — Income taxes — using the asset/liability method.

(18)   Sales taxes: The Company accounts for the collection and remittance of sales tax on a net tax basis. As a result, these amounts are not reflected in the consolidated statements of earnings.

(19)   Segment information: The Company is a single reportable operating segment engaging in the distribution of propane and related equipment and supplies to customers primarily in the United States.

(20)   New accounting standards: SFAS No. 165, “Subsequent Events” provides guidance on management’s assessment of subsequent events and clarifies that management must evaluate, as of each reporting period, events or transactions that occur after the balance sheet date through the date that the financial statements are issued or are available to be issued. The adoption of this statement during fiscal 2009 did not have a significant impact on the Company’s financial position or results of operations. See additional disclosures relating to subsequent events in Note N — Subsequent events.

SFAS No. 166, “Accounting for Transfers of Financial Assets, an Amendment of FASB Statement No. 140” amends the derecognition guidance in SFAS No. 140 to improve the accounting for transfers of financial assets. This statement is effective for financial asset transfers that occur in fiscal years beginning after November 15, 2009. The Company is currently evaluating the potential impact of this statement.

SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” amends the consolidation guidance that applies to variable interest entities and will significantly affect the overall consolidation analysis under FASB Interpretation 46(R). This statement is effective for fiscal years beginning after November 15, 2009. The Company is currently evaluating the potential impact of this statement.

SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a Replacement of FASB Statement No. 162” establishes the authoritative reference for nongovernmental U.S. GAAP and modifies the previous four-level GAAP hierarchy to include only two levels. This statement is effective for interim and annual periods ending after September 15, 2009. The Company does not expect the adoption of this statement in fiscal 2010 to have a material impact on its financial position or results of operations.

SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an Amendment to FASB Statement No. 133” enhances disclosure requirements for derivative instruments and hedging activities. The adoption of this statement during fiscal 2009 did not have a significant impact on the Company’s financial position or results of operations. See additional disclosures relating to commodity derivative and financial derivative transactions in Note H — Derivatives.

SFAS No. 157, “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The adoption of this statement during fiscal 2009 did not have a significant impact on the Company’s financial position or results of operations. See disclosure of the Company’s fair value measurements commodity derivative and financial derivative transactions in Note H — Derivatives.

SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” provides entities the irrevocable option to elect to carry most financial assets and liabilities at fair value with changes in fair value recorded in earnings. The adoption of this statement was effective August 1, 2008; however, the Company has not elected the fair value option for any of its financial assets or liabilities.

SFAS No. 141(R), “Business Combinations” (a replacement of SFAS No. 141, “Business Combinations”) establishes principles and requirements for how the acquirer in a business combination recognizes and measures the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, how the acquirer recognizes and measures goodwill or a gain from a bargain purchase (formerly negative goodwill) and how the acquirer determines what information to disclose. This statement is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company does not expect the adoption of this statement in fiscal 2010 to have a material impact on its financial position or results of operations.

SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” establishes accounting and reporting standards for the noncontrolling interest (formerly minority interest) in a subsidiary and for the deconsolidation of a subsidiary and it clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company does not expect the adoption of this statement in fiscal 2010 to have a material impact on its financial position or results of operations.

FASB Staff Position (“FSP”) SFAS 140-4 and FASB Interpretation No. 46R-8 “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” improves the transparency of transfers of financial assets and an enterprise’s involvement with variable interest entities, including qualifying special-purpose entities. The adoption of this FSP during fiscal 2009 did not have a significant impact on the Company’s financial position or results of operations.

C.      Business combinations

Business combinations are accounted for under the purchase method and the assets acquired and liabilities assumed are recorded at their estimated fair market values as of the acquisition dates. The results of operations are included in the consolidated statements of earnings from the date of acquisition. The pro forma effect of these transactions was not material to the Company’s results of operations.

During fiscal 2009, the Company acquired propane distribution assets with an aggregate value of $10.0 million in the following four transactions:

•                  Lorensen Propane Gas, Inc., based in California, acquired September 2008;

•                  HBH Gas Systems, LLC — Austin’s Colony Phase 5, based in Texas, acquired September 2008;

•                  Ottawa Cooperative, based in Kansas, acquired May 2009; and

•                  Town & Country Propane, Inc, based in Missouri, acquired July 2009.

These acquisitions were funded by $2.7 million in cash payments, the issuances of $1.8 million of liabilities and other costs and considerations, and $5.5 million of Ferrellgas Partners’ common units, net of issuance costs.

The aggregate fair values of these four transactions were allocated as follows:

Customer tanks, buildings, land and other	$3,031
Non-compete agreements	1,438
Customer lists	5,475
Working capital	6
$9,950

The estimated fair values and useful lives of assets acquired are based on a preliminary internal valuation and are subject to final valuation adjustments. The Company intends to continue its analysis of the net assets of these transactions to determine the final allocation of the total purchase price to the various assets and liabilities acquired.

During fiscal 2008, the Company had no acquisitions of propane distribution assets.

During fiscal 2007, the Company acquired propane distribution assets with an aggregate value of $36.2 million in the following nine transactions:

•                  Pacer-Valley Propane, LLC, based in California, acquired August 2006;

•                  Lake Propane, based in California, acquired August 2006;

•                  Pacific Propane Service, Inc., based in California, acquired August 2006;

•                  Twin Ports Energy, Inc., based in Wisconsin, acquired October 2006;

•                  Getman’s Gas Company, Inc., based in New York, acquired October 2006;

•                  Yankee Gas, LLC, based in Massachusetts, acquired October 2006;

•                  Great Dane Propane, Inc., based in Florida, acquired October 2006;

•                  Puget Sound Propane, based in Washington, acquired December 2006; and

•                  Reliance Bottle Gas, Inc., based in Ohio, acquired June 2007.

These acquisitions were funded by $31.7 million in cash payments, the issuances of $2.5 million of liabilities and other costs and considerations, and $2.0 million of Ferrellgas Partners’ common units, net of issuance costs.

The aggregate fair values of these nine transactions were allocated as follows:

Customer tanks, buildings, land and other	$11,567
Non-compete agreements	2,072
Customer lists	18,178
Goodwill	3,649
Working capital	712
$36,178

The fair values and useful lives of assets acquired are based on an internal valuation and included only minor final valuation adjustments during the 12 month period after the date of acquisition.

D.      Supplemental financial statement information

Inventories consist of the following:

	2009	2008
Propane gas and related products	$109,606	$128,776
Appliances, parts and supplies	20,202	23,525
Inventories	$129,808	$152,301

In addition to inventories on hand, the Company enters into contracts primarily to buy propane for supply procurement purposes. Most of these contracts have terms of less than one year and call for payment based on market prices at the date of delivery. All supply procurement fixed price contracts have terms of fewer than 24 months. As of July 31, 2009, the Company had committed, for supply procurement purposes, to take net delivery of approximately 87.9 million gallons of propane at fixed prices.

Property, plant and equipment, net consist of the following:

	Estimated
	useful lives	2009	2008
Land	Indefinite	$30,414	$30,840
Land improvements	2-20	10,858	10,585
Buildings and improvements	20	64,392	63,777
Vehicles, including transport trailers	8-20	92,914	96,351
Bulk equipment and district facilities	5-30	100,123	97,489
Tanks, cylinders and customer equipment	2-30	841,172	834,555
Computer and office equipment	2-5	115,343	116,873
Construction in progress	n/a	5,853	9,575
		1,261,069	1,260,045
Less: accumulated depreciation		550,887	528,866
Property, plant and equipment, net		$710,182	$731,179

Depreciation expense totaled $64.5 million, $66.8 million, and $67.0 million for fiscal 2009, 2008 and 2007, respectively.

Other current liabilities consist of the following:

	2009	2008
Accrued interest	$19,719	$19,875
Accrued payroll	23,395	12,621
Customer deposits and advances	23,115	25,065
Other	42,710	50,290
Other current liabilities	$108,939	$107,851

Loss on disposal of assets and other consist of the following:

	For the year ended July 31,
	2009	2008	2007
Loss on disposal of assets	$5,009	$4,820	$4,232
Loss on transfer of accounts receivable related to the accounts receivable securitization	12,124	10,548	10,384
Service income related to the accounts receivable securitization	(4,091)	(4,118)	(3,794)
Loss on disposal of assets and other	$13,042	$11,250	$10,822

Shipping and handling expenses are classified in the following consolidated statements of earnings line items:

	For the year ended July 31,
	2009	2008	2007
Operating expense	$178,218	$171,938	$163,193
Depreciation and amortization expense	4,915	5,096	5,308
Equipment lease expense	17,541	22,703	23,465
	$200,674	$199,737	$191,966

E.        Accounts and notes receivable, net and accounts receivable securitization

Accounts and notes receivable, net consist of the following:

	2009	2008
Accounts receivable	$33,903	$127,975
Note receivable from Ferrellgas Receivables	52,038	—
Retained interest	24,979	22,753
Other	284	330
Less: allowance for doubtful accounts	(4,294)	(5,977)
Accounts and notes receivable, net	$106,910	$145,081

During April 2009, the Company renewed its accounts receivable securitization facility with JPMorgan Chase Bank, N.A., JS Siloed Trust and Fifth Third Bank for an additional 364-day commitment. As part of this renewed facility, the Company transfers a portion of its trade accounts receivable to Ferrellgas Receivables, which finances its acquisition of the trade receivable assets by issuing beneficial interests in (securitizing) the receivables to a commercial paper conduit for proceeds of up to $145.0 million. The Company does not provide any guarantee or similar support to the collectability of these receivables. The Company structured the facility using a wholly-owned, unconsolidated special purpose entity in order to facilitate the transaction while complying with the Company’s various debt covenants. If the covenants are compromised, funding from the facility could be restricted or suspended, or its costs could increase. As a servicer, the operating partnership remits daily to this special purpose entity funds collected on the trade receivables held by Ferrellgas Receivables.

The Company transfers a portion of its trade accounts receivable to Ferrellgas Receivables and retains an interest and a note receivable related to these transferred receivables. As these transferred receivables are subsequently collected, the funding from the accounts receivable securitization facility is reduced. Ferrellgas Receivables recorded the following on its balance sheet:

	2009	2008
Trade accounts receivable transferred from the Company	$118,982	$97,333

Note payable to the Company	$52,038	$—

The Company’s consolidated balance sheets do not include trade accounts receivables transferred, but do include a note receivable from Ferrellgas Receivables which represents expected cash proceeds from the sale of accounts receivable to Ferrellgas Receivables that have not yet been received. As of July 31, 2009, the Company had received proceeds from trade accounts receivable sales of $37.0 million with the ability to receive proceeds of an additional $4.0 million.

Other accounts receivable securitization activity consists of the following:

	For the year ended July 31,
	2009	2008	2007
Net non-cash activity	$8,033	$6,430	$2,964
Bad debt expense	$600	$—	$202

The net non-cash activity reported in “Loss on disposal of assets and other” in the consolidated statements of earnings approximates the financing cost of issuing commercial paper backed by these accounts receivable transferred to Ferrellgas Receivables. See details of the net non-cash activity disclosed in Note D — Supplemental financial statement information — “Loss on transfer of accounts receivable related to the accounts receivable securitization” and “Service income related to the accounts receivable securitization.” The weighted average discount rate used to value the retained interest in the transferred receivables was 3.6% and 4.65% as of July 31, 2009 and 2008, respectively.

F.        Goodwill and intangible assets, net

Goodwill and intangible assets, net consist of:

	July 31, 2009			July 31, 2008
	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
Goodwill, net	$483,147	$—	$483,147	$483,147	$—	$483,147

Intangible Assets, net
Amortized intangible assets
Customer lists	$368,716	$(225,038)	$143,678	$363,242	$(207,107)	$156,135
Non-compete agreements	44,481	(36,957)	7,524	43,042	(35,081)	7,961
Other	3,584	(1,860)	1,724	3,572	(1,502)	2,070
	416,781	(263,855)	152,926	409,856	(243,690)	166,166

Unamortized intangible assets
Trade names & trademarks	59,111	—	59,111	59,107	—	59,107
Total intangible assets, net	$475,892	$(263,855)	$212,037	$468,963	$(243,690)	$225,273

Customer lists have estimated lives of 15 years, while non-compete agreements and other intangible assets have estimated lives ranging from two to ten years. The Company intends to utilize all acquired trademarks and trade names and does not believe there are any legal, regulatory, contractual, competitive, economical or other factors that would limit their useful lives. Therefore, trademarks and trade names have indefinite useful lives.

Aggregate amortization expense:

For the year ended July 31,

2009	$20,166
2008	20,970
2007	22,553

Estimated amortization expense:

For the year ended July 31,

2010	$19,298
2011	19,141
2012	18,693
2013	18,142
2014	14,874

G.      Debt

Short-term borrowings

The Company classified a portion of its unsecured credit facility due April 2010 borrowings as short-term because it was used to fund working capital needs that management had intended to pay down within the 12 month period following each balance sheet date. As of July 31, 2009 and 2008, $66.2 million and $125.7 million, respectively, were classified as short-term borrowings. For further discussion see the unsecured credit facility section below.

Long-term debt

Long-term debt consisted of the following:

	2009	2008
Senior notes
Fixed rate, Series D-E, ranging from 7.24% to 7.42% due 2010-2013 (1)	$152,000	$204,000
Fixed rate, 8.75%, due 2012, net of unamortized premium of $1,091 and $1,471 at July 31, 2009 and 2008, respectively (2)	269,091	269,471
Fixed rate, Series C, 8.87%, due 2009 (3)	73,000	73,000
Fixed rate, 6.75% due 2014, net of unamortized discount of $26,458 and $518 at July 31, 2009 and 2008, respectively (4)	423,542	249,482

Credit facility, variable interest rate, expiring 2010 (net of $66.2 million and $125.7 million classified as short-term borrowings at July 31, 2009 and 2008, respectively)	88,541	235,270

Notes payable, 8.4% and 7.9% weighted average interest rate in 2009 and 2008, respectively, due 2009 to 2016, net of unamortized discount of $1,301 and $1,160 at July 31, 2009 and 2008, respectively	5,321	5,864

Capital lease obligations	—	29
	1,011,495	1,037,116
Less: current portion, included in other current liabilities on the consolidated balance sheets	1,422	2,397
Long-term debt	$1,010,073	$1,034,719

(1)

The operating partnership’s fixed rate senior notes issued in August 1998 are general unsecured obligations of the operating partnership and rank on an equal basis in right of payment with all senior indebtedness of the operating partnership and are senior to all subordinated indebtedness of the operating partnership. The outstanding principal amount of the series D and E notes are due on August 1, 2010 and 2013, respectively. In general, the operating partnership does not have the option to prepay the notes prior to maturity without incurring prepayment penalties.

(2)

On September 24, 2002, Ferrellgas Partners issued $170.0 million of its fixed rate senior notes. On December 18, 2002, Ferrellgas Partners issued $48.0 million of its fixed rate senior notes with a debt premium of $1.7 million that will be amortized to interest expense through 2012. On June 10, 2004 Ferrellgas Partners issued $50.0 million of its fixed rate senior notes with a debt premium of $1.6 million that will be amortized to interest expense through 2012. The senior notes bear interest from the date of issuance, payable semi-annually in arrears on June 15 and December 15 of each year.

(3)

The operating partnership’s fixed rate senior notes issued in February 2000 are general unsecured obligations of the operating partnership and rank on an equal basis in right of payment with all senior indebtedness of the operating partnership and are senior to all subordinated indebtedness of the operating partnership. The outstanding principal amount of the series C notes is due on August 1, 2009.

(4)

On April 20, 2004, the operating partnership issued $250.0 million of its fixed rate senior notes with a debt discount of $0.9 million that will be amortized to interest expense through 2014. On August 4, 2008, the operating partnership issued $200.0 million of its fixed rate senior notes with a debt discount of $30.0 million that will be amortized to interest expense through 2014. These notes are general unsecured obligations of the operating partnership and rank on an equal basis in right of payment with all senior indebtedness of the operating partnership and are senior to all subordinated indebtedness of the operating partnership. The outstanding principal amount is due on May 1, 2014. In general, the operating partnership does not have the option to prepay the notes prior to maturity without incurring prepayment penalties.

Senior notes

During August 2007, the Company made a scheduled principal payment of $90.0 million of the 8.78% Series B senior notes using proceeds from borrowings on the unsecured credit facility due April 2010.

During August 2008, the Company made scheduled principal payments of $52.0 million on the 7.12% Series C senior notes using proceeds from borrowings on the unsecured credit facility due April 2010.

During August 2008, the Company issued $200.0 million in aggregate principal amount of its 6.75% senior notes due 2014 at an offering price equal to 85% of par. The proceeds from this transaction were used to reduce outstanding indebtedness under the unsecured credit facility due April 2010.

See Note N — Subsequent events for a discussion on senior note principal payments and new long term debt issuances.

Unsecured credit facility

The operating partnership’s $448.0 million unsecured credit facility matures April 22, 2010. Borrowings under this facility are available for working capital, acquisition, capital expenditure, long-term debt repayment, and general partnership purposes. The credit facility has a letter of credit sub-facility with availability of up to $150.0 million.

As of July 31, 2009 and 2008, the operating partnership had total borrowings outstanding under this unsecured credit facility due April 2010 of $154.7 million and $361.0 million, respectively, of which $88.5 million and $235.3 million, respectively, were classified as long-term debt. See Note N — Subsequent events for a discussion of the classification of this portion of the unsecured credit facility as long term.

Borrowings under the unsecured credit facility due April 2010 had a weighed average interest rate of 2.19% and 4.72% at July 31, 2009 and 2008, respectively. These borrowings bear interest, at the operating partnership’s option, at a rate equal to either:

•      the base rate, which is defined as the higher of the federal funds rate plus 0.50% or Bank of America’s prime rate (as of July 31, 2009, the federal funds rate and Bank of America’s prime rate were 0.18% and 3.25%, respectively); or

•      the Eurodollar Rate plus a margin varying from 1.50% to 2.50% (as of July 31, 2009, the one-month and three-month Eurodollar Rates were 0.45% and 0.75%, respectively).

In addition, an annual commitment fee is payable on the daily unused portion of the unsecured credit facility due April 2010 at a per annum rate varying from 0.375% to 0.500% (as of July 31, 2009, the commitment fee per annum rate was 0.375%).

Letters of credit outstanding at July 31, 2009 totaled $44.4 million and were used primarily to secure insurance arrangements and to a lesser extent, product purchases. Letters of credit outstanding at July 31, 2008 totaled $42.3 million and were used primarily for insurance arrangements. At July 31, 2009, the operating partnership had available letter of credit remaining capacity of $105.6 million. The operating partnership incurred commitment fees of $0.9 million, $0.4 million and $0.6 million in fiscal 2009, 2008 and 2007, respectively.

During May 2007, the operating partnership entered into a new unsecured credit facility with additional borrowing capacity of up to $150.0 million, which was scheduled to mature on August 1, 2009. During April 2009, the operating partnership terminated this facility and paid down its total borrowings outstanding of $95.0 million using borrowing capacity available under the unsecured credit facility due April 2010.

During April 2008, the operating partnership amended its unsecured credit facility due April 2010, increasing its borrowing capacity by $73.0 million and bringing its total borrowing capacity to $448.0 million.

During October 2008, the operating partnership amended its unsecured credit facility due April 2010 increasing the letter of credit sublimit from $90.0 million to $200.0 million through February 28, 2009 and to $150.0 million thereafter. The letter of credit sublimit is part of, and not in addition to, the aggregate credit facility commitment. The amendment also requires the operating partnership to cash collateralize any outstanding letter of credit obligations in an amount equal to the pro rata share of any defaulting lender.

See Note N — Subsequent events for further discussion about the unsecured credit facility due April 2010 and its replacement with a new secured credit facility.

Covenants

The senior notes and the unsecured credit facility due April 2010 agreement contain various restrictive covenants applicable to Ferrellgas and its subsidiaries, the most restrictive relating to additional indebtedness. In addition, Ferrellgas Partners is prohibited from making cash distributions of the minimum quarterly distribution if a default or event of default exists or would exist upon making such distribution, or if Ferrellgas Partners or the operating partnership fails to meet certain coverage tests. As of July 31, 2009, Ferrellgas Partners and the operating partnership are in compliance with all requirements, tests, limitations and covenants related to these debt agreements.

The scheduled annual principal payments on long-term debt are as follows:

For the year ended July 31,	Scheduled annual principal payments
2010	$1,422
2011	1,271
2012	269,191
2013	25,131
2014	450,621
Thereafter	290,527
Total	$1,038,163

See Note N — Subsequent events for discussion about the classification of long-term debt maturities.

The carrying amount of short-term financial instruments approximates fair value because of the short maturity of these instruments. The estimated fair value of the Company’s long-term debt was $1,045.9 million and $1,098.4 million as of July 31, 2009 and 2008, respectively. The fair value is estimated based on quoted market prices.

H.      Derivatives

Commodity Price Risk Management

The Company’s risk management activities primarily attempt to mitigate price risks related to the purchase, storage, transport and sale of propane generally in the contract and spot markets from major domestic energy companies on a short-term basis. The Company attempts to mitigate these price risks through the use of financial derivative instruments and forward propane purchase and sales contracts.

The Company’s risk management strategy involves taking positions in the forward or financial markets that are equal and opposite to the Company’s positions in the physical products market in order to minimize the risk of financial loss from an adverse price change. This risk management strategy is successful when the Company’s gains or losses in the physical product markets are offset by its losses or gains in the forward or financial markets. These financial derivatives are designated as cash flow hedges.

The Company’s risk management activities include the use of financial derivative instruments including, but not limited to, price swaps, options, futures and basis swaps to seek protection from adverse price movements and to minimize potential losses. The Company enters into these financial derivative instruments directly with third parties in the over-the-counter market and with brokers who are clearing members with the New York Mercantile Exchange. The Company also enters into forward propane purchase and sales contracts with counterparties. These forward contracts qualify for the normal purchase normal sales exception within SFAS 133 and are therefore not recorded by the Company prior to settlement.

Cash Flow Hedging Activity

The Company uses financial derivative instruments for risk management purposes to hedge a portion of its exposure to market fluctuations in propane prices. These financial derivative instruments are designated as cash flow hedging instruments, thus the effective portions of changes in the fair value of the financial derivatives are recorded in OCI prior to settlement and are subsequently recognized in the consolidated statements of earnings in “Cost of goods sold — propane and other gas liquids sales” when the forward or forecasted propane sales transaction impacts earnings. The effectiveness of cash flow hedges is evaluated at inception and on an on-going basis. Changes in the fair value of cash flow hedges due to hedge ineffectiveness, if any, are recognized in “Cost of product sold — propane and other gas liquids sales.” During the years ended July 31, 2009, 2008 and 2007, the Company did not recognize any gain or loss in earnings related to hedge ineffectiveness and did not exclude any component of the financial derivative contract gain or loss from the assessment of hedge effectiveness related to these cash flow hedges.

The fair value of financial derivative instruments are classified gross on the consolidated balance sheets as “Price risk management assets” and “Other current liabilities” as follows:

	2009	2008
Derivatives – Price risk management assets	$3,391	$26,086
Derivatives – Price risk management liabilities	$4,380	$7,337

The Company had the following cash flow hedge activity included in OCI in the consolidated statements of stockholder’s equity (deficiency):

For the year ended July 31,
2009
Fair value loss adjustment classified as OCI with offset in Price risk management assets and Price risk management liabilities	$(186,449)

Reclassification of net losses originally recorded within OCI to Cost of product sold — propane and other gas liquids	$(166,711)

The fair value losses reported above relate to the significant decrease in wholesale propane prices that occurred during fiscal 2009. Assuming a minimal change in future market prices, the Company expects to reclassify net losses of approximately $1.0 million to earnings during the next year. These net losses are expected to be offset by margins on propane sales commitments the Company has with its customers that qualify for the normal purchase normal sales exception under SFAS 133.

During the years ended July 31, 2009, 2008 and 2007, the Company had no reclassifications to earnings resulting from discontinuance of any cash flow hedges arising from the probability of the original forecasted transactions not occurring within the originally specified period of time defined within the hedging relationship.

As of July 31, 2009, the Company had financial derivative contracts covering 0.7 million barrels of propane that were entered into as cash flow hedges of forward and forecasted purchases of propane.

During the year ended July 31, 2009, four counterparties represented 85% of net settled cash flow hedging positions reported in “Cost of goods sold — propane and other gas liquids sales.” During the year ended July 31, 2009, the Company neither held nor entered into financial derivative contracts that contained credit risk related contingency features.

In accordance with SFAS 157, the Company determines the fair value of its assets and liabilities subject to fair value measurement by using the highest possible “Level” as defined within SFAS 157. The three levels defined by the SFAS 157 hierarchy are as follows:

•      Level 1 — Quoted prices available in active markets for identical assets or liabilities.

•      Level 2 — Pricing inputs not quoted in active markets but either directly or indirectly observable.

•      Level 3 — Significant inputs to pricing that have little or no transparency with inputs requiring significant management judgment or estimation.

The Company considers over-the-counter derivative instruments entered into directly with third parties as Level 2 valuation since the values of these derivatives are quoted by third party brokers and are on an exchange for similar transactions. The market prices used to value the Company’s derivatives have been determined using independent third party prices, readily available market information, broker quotes, and appropriate valuation techniques.

At July 31, 2009 and 2008, all derivative assets and liabilities qualified for classification as Level 2 - other observable inputs as defined within SFAS 157. All financial derivatives assets and liabilities were non-trading positions.

I.           Income taxes

Income tax expense (benefit) consisted of the following:

	For the year ended July 31,
	2009	2008	2007
Current expense	$2,101	$1,978	$3,689
Deferred expense (benefit)	(32)	(1,813)	2,783
Total income tax expense	$2,069	$165	$6,472

The income tax expense (benefit) relates to federal and state income taxes of the Company, plus the federal and state tax expense (benefit) of the Company’s indirectly owned taxable subsidiaries.

The significant components of the net deferred tax asset (liability) included in the consolidated balance sheets consisted of the following:

	2009	2008
Deferred tax assets – Taxable subsidiaries	$877	$4,065
Net deferred tax assets	$877	$4,065

Deferred tax liabilities – Taxable subsidiaries	$1,823	$4,586
Deferred tax liabilities – Partnership basis difference and other	895	1,317
Net deferred tax liabilities	$2,718	$5,903

Partnership basis differences are primarily attributable to differences in the tax and book basis of fixed assets and amortizable intangibles resulting from the Company’s contribution of assets and liabilities concurrent with Ferrellgas Partners’ public offering in 1994.

For Federal income tax purposes, the Company has net operating loss carryforwards of approximately $2.0 million at July 31, 2009 available to offset future taxable income. These net operating loss carryforwards expire at various dates through 2024.

The Company is potentially subject to the built-in gains tax, which could be incurred on the sale of assets owned as of August 1, 1998, the date of the Subchapter S election, and other assets acquired in connection with business combinations, that had a fair market value in excess of their tax basis as of that date. However, the Company anticipates that it can reduce its built-in gains tax liability through utilization of its net operating loss carryovers and tax planning relating to the retention/disposition of these assets. In the event that the built-in gains tax is not incurred, the Company may not utilize the federal net operating loss carryforwards; therefore, a deferred tax asset has not been recognized for this portion of loss carryforward.

J.        Minority interest

The minority interest on the consolidated balance sheets includes limited partner interests in Ferrellgas Partners’ common units held by the public. At July 31, 2009 and 2008, the minority interest related to the common units owned by the public was $384.5 million and $358.7 million, respectively.

K.     Transactions with related parties

Note receivable with Ferrell

The Company has two notes receivable from Ferrell on an unsecured basis due on demand. Because Ferrell does not intend to repay the notes, the Company does not accrue interest income. The balances outstanding on these notes at July 31, 2009 and 2008 are $144.9 million and $144.9 million, respectively, and are reported as “Note receivable from parent” in the consolidated balance sheets.

Common unit issuance

In February 2009, Ferrellgas Partners completed a registered public offering of 5.0 million common units representing limited partner interests. This transaction was comprised of both an original offering of 4.5 million common units and an over allotment offering of 0.5 million common units. The net proceeds received from this offering of $69.4 million were used to reduce long term borrowings under the operating partnership’s unsecured credit facility.

During fiscal 2009, Ferrellgas Partners issued 0.3 million common units valued at $5.5 million in connection with acquisitions.

Ferrellgas Partners distributions

Ferrell is the sole shareholder of the general partner and owned 20.1 million common units of Ferrellgas Partners at July 31, 2009. FCI Trading and Mr. Ferrell own 0.2 million and 4.4 million common units of Ferrellgas Partners, respectively, at July 31, 2009.

Ferrellgas Partners has paid the following common unit distributions to related parties:

	For the year ended July 31,
	2009	2008	2007
Ferrell	$40,160	$40,160	$40,161
FCI Trading	392	392	391
Mr. Ferrell	8,678	8,616	8,584

On August 28, 2009, Ferrellgas declared distributions to Ferrell, FCI Trading and Mr. Ferrell (indirectly) of $10.0 million, $0.1 million and $2.2 million, respectively, which were paid on September 14, 2009.

The Company has a subleasing and a shared services agreement with Samson Dental Practice Management, LLC (“Samson”), a company wholly-owned by Mr. Ferrell. During the year ended July 31, 2009, the Company received payments totaling $0.3 million for services provided to and sublease revenue receipts from Samson. No payments were received from Samson during the years ended July 31, 2008 and 2007.

During fiscal 2009, the Company paid Fleishman-Hillard Inc. $0.2 million for marketing and communications services. Elizabeth Solberg, a member of the Company’s board of directors, serves as the General Manager of Fleishman-Hillard Inc.

L.     Contingencies and commitments

Litigation

The Company’s operations are subject to all operating hazards and risks normally incidental to handling, storing, transporting and otherwise providing for use by consumers of combustible liquids such as propane. As a result, at any given time, the Company is threatened with or named as a defendant in various lawsuits arising in the ordinary course of business. Currently, the Company is not a party to any legal proceedings other than various claims and lawsuits arising in the ordinary course of business. It is not possible to determine the ultimate disposition of these matters; however, management is of the opinion that there are no known claims or contingent claims that are reasonably expected to have a material adverse effect on the consolidated financial condition, results of operations and cash flows of the Company.

The Company has been named as a defendant in lawsuits filed in multiple federal and state courts that seek to certify nationwide or statewide classes. The plaintiffs in each case generally allege that the Company failed to inform consumers of the amount of propane contained in propane tanks they purchased related to its Blue Rhino branded propane tank exchange activities. The cases have generally been stayed until motions are heard regarding coordination for multidistrict treatment in a single court prior to trial. Based on the Company’s business and consumer notification practices in its Blue Rhino tank exchange operations, the Company believes that all of these claims are without merit and intends to defend the claims vigorously.

Ferrellgas Partners distributions

Ferrellgas Partners makes quarterly cash distributions of all of its “available cash.” Available cash is defined in the partnership agreement of Ferrellgas Partners as, generally, the sum of its consolidated cash receipts less consolidated cash disbursements and net changes in reserves established by the Company for future requirements. Reserves are retained in order to provide for the proper conduct of Ferrellgas Partners’ business, or to provide funds for distributions with respect to any one or more of the next four fiscal quarters. Distributions are made within 45 days after the end of each fiscal quarter ending January, April, July and October to holders of record on the applicable record date.

Distributions by Ferrellgas Partners in an amount equal to 100% of its available cash, as defined in its partnership agreement, will be made to the common unitholders and the Company. Additionally, the payment of incentive distributions to the holders of incentive distribution rights will be made to the extent that certain target levels of cash distributions are achieved. The publicly held common units have certain distribution preference rights over the common units held by Ferrell. See Note K — Transactions with related parties — for discussion of distributions to related parties.

Long-term debt-related commitments

The Company has long and short-term payment obligations under agreements such as senior notes and the operating partnership’s unsecured credit facility. See Note G — Debt — for a description of these debt obligations and a schedule of future maturities.

Operating lease commitments and buyouts

The Company leases certain property, plant and equipment under non-cancelable and cancelable operating leases. Amounts shown in the table below represent minimum lease payment obligations under the Company’s third-party operating leases with terms in excess of one year for the periods indicated. These arrangements include the leasing of transportation equipment, property, computer equipment and propane tanks. The Company accounts for these arrangements as operating leases.

The Company is required to recognize a liability for the fair value of guarantees issued after December 31, 2002. The only material guarantees the Company has are associated with residual value guarantees of operating leases. Most of the operating leases involving the Company’s transportation equipment contain residual value guarantees. These transportation equipment lease arrangements are scheduled to expire over the next seven fiscal years. Most of these arrangements provide that the fair value of the equipment will equal or exceed a guaranteed amount, or the Company will be required to pay the lessor the difference. The fair value of these residual value guarantees entered into after December 31, 2002 was $0.7 million as of July 31, 2009. Although the fair values of the underlying equipment at the end of the lease terms have historically exceeded these guaranteed amounts, the maximum potential amount of aggregate future payments the Company could be required to make under these leasing arrangements, assuming the equipment is worthless at the end of the lease term, was $10.0 million as of July 31, 2009. The Company does not know of any event, demand, commitment, trend or uncertainty that would result in a material change to these arrangements.

Operating lease buyouts represent the maximum amount the Company would pay if it were to exercise its right to buyout the assets at the end of their lease term.

The following table summarizes the Company’s contractual operating lease commitments and buyout obligations as of July 31, 2009:

	Future minimum rental and buyout amounts by fiscal year
	2010	2011	2012	2013	2014	Thereafter

Operating lease obligations	$22,246	$15,475	$8,431	$5,590	$4,734	$11,137
Operating lease buyouts	$8,641	$5,323	$2,827	$357	$784	$1,418

Certain property and equipment is leased under non-cancelable operating leases, which require fixed monthly rental payments and which expire at various dates through 2024. Rental expense under these leases totaled $38.6 million, $44.3 million, and $45.3 million for fiscal 2009, 2008 and 2007, respectively.

M.    Employee benefits

Ferrell makes contributions to the ESOT, which causes a portion of the shares of Ferrell owned by the ESOT to be allocated to employees’ accounts over time. The allocation of Ferrell’s shares to employee accounts causes a non-cash compensation charge to be incurred by the Company, equivalent to the fair value of such shares allocated. This non-cash compensation charge is reported separately in the Company’s consolidated statements of earnings and thus excluded from operating and general and administrative expenses. The non-cash compensation charges were $6.8 million, $12.4 million and $11.2 million during fiscal 2009, 2008 and 2007, respectively. The Company is not obligated to fund or make contributions to the ESOT.

The Company and its parent, Ferrell, have a defined contribution profit-sharing plan which includes both profit sharing and matching contributions. The plan covers substantially all full time employees. With the establishment of the ESOP in July 1998, the Company suspended future contributions to the profit sharing plan beginning with fiscal 1998. The plan, which qualifies under section 401(k) of the Internal Revenue Code, also provides for matching contributions under a cash or deferred arrangement based upon participant salaries and employee contributions to the plan. Matching contributions for fiscal 2009, 2008 and 2007 were $2.7 million, $2.6 million, and $3.0 million, respectively.

The Company has a defined benefit plan that provides participants who were covered under a previously terminated plan with a guaranteed retirement benefit at least equal to the benefit they would have received under the terminated plan. Until July 31, 1999, benefits under the terminated plan were determined by years of credited service and salary levels. As of July 31, 1999, years of credited service and salary levels were frozen. The Company’s funding policy for this plan is to contribute amounts deductible for Federal income tax purposes and invest the plan assets primarily in corporate stocks and bonds, U.S. Treasury bonds and short-term cash investments. During fiscal 2009, 2008 and 2007 other comprehensive income and other liabilities were adjusted by $(6.0) thousand, $(0.1) million and $(0.4) million, respectively.

N.      Subsequent events

During August 2009, the Company made scheduled principal payments of $73.0 million on the 8.87% Series C senior notes using availability under the operating partnership’s unsecured credit facility due April 2010.

During September 2009, the Company issued $300.0 million in aggregate principal amount of new 9.125% senior notes due 2017 at an offering price equal to 98.6% of par. The Company then gave early redemption notice to the holders of its $82.0 million 7.24% series D notes due August 1, 2010 and its $70.0 million 7.42% series E notes due August 1, 2013.

During October 2009, the Company prepaid the outstanding principal amount and related make-whole payment on its $82.0 million 7.24% series D notes due August 1, 2010 and its $70.0 million 7.42% series E notes due August 1, 2013 using proceeds from the new senior notes offering with remaining proceeds used to reduce borrowings on the operating partnership’s unsecured credit facility due April 2010.

During September 2009, the Company and several banks and other financial institutions executed into escrow a Credit Agreement (“Credit Agreement”) which was released from escrow once all closing conditions were met in November 2009. The Credit Agreement is intended to replace the operating partnership’s existing unsecured credit facility. The Credit Agreement provides for a $400.0 million revolving credit facility with the entire amount available for loans and with a sublimit of $200.0 million for letters of credit. The obligations under such credit facility are secured by substantially all assets of the operating partnership, the Company and certain subsidiaries of the operating partnership but specifically excluding (a) assets that are subject to the operating partnership’s receivables securitization facility, (b) the Company’s equity interest in Ferrellgas Partners and (c) equity interest in certain unrestricted subsidiaries. Such obligations are guaranteed by the Company and certain subsidiaries of the operating partnership. The secured revolving credit facility matures on the third anniversary of the closing date for such facility.

During September 2009, the Company acquired Vanson, LLC, based in Michigan. The propane distribution assets acquired have an aggregate value of $45.1 million. This acquisition was funded by $36.6 million in cash payments, the issuance of $5.4 million of liabilities and other costs and considerations, and $3.1 million of Ferrellgas Partners’ common units, net of issuance costs.

During October 2009, the Company entered into an agreement with an institutional investor relating to a non-brokered registered direct offering of 1,058,454 Ferrellgas Partners common units (the “Units”) representing limited partner interests in Ferrellgas Partners for an aggregate purchase price of approximately $20.0 million. The Units were offered and sold pursuant to a prospectus supplement dated October 9, 2009 and an accompanying base prospectus dated April 13, 2009.

The Company has evaluated events and transactions for subsequent events disclosures occurring after the balance sheet date through the date the Company’s consolidated financial statements were available to be issued on November 6, 2009.